EXHIBIT 4.3

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

Purchaser:		Issuance Date:
Principal Amount:	$	Maturity Date:

For value received, Vertical Health Solutions, Inc. d/b/a OnPoint Medical Diagnostics, a Florida corporation (the “Company”) hereby promises to pay the Purchaser the Principal Amount (as set forth above), plus any accrued but unpaid Interest (as defined below). This Note is one of a series of Notes issued to certain investors (this Note, together with such other Notes, shall be collectively referenced herein as the “Notes”) by the Company in an aggregate principal amount of Five Hundred Thousand Dollars ($500,000).

1.                  Interest; Payments.

1.1              Simple interest on the unpaid Principal Amount shall accrue at the rate of 12% per annum (“Interest”) and will begin to accrue upon the Issuance Date. Interest shall be calculated based on a 365-day year and charged for the actual number of days elapsed.

1.2              All payments of the Principal Amount and Interest shall be in lawful money of the United States of America. All payments shall be applied first to accrued Interest, and thereafter to the Principal Amount. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Minnesota, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing Interest in connection with such payment.

2.                  Conversion.

2.1              Mandatory Conversion.

(a)                Qualified Financing. If, at any time prior to the repayment or conversion of this Note (as provided herein), the Company issues and sells shares of its capital stock to investors (the “Investors”) in a Qualified Financing (as defined herein), then the outstanding principal balance of this Note and accrued but unpaid Interest thereon shall convert into the capital stock sold at the first closing of the Qualified Financing at a conversion price equal to the lesser of (i) the price per share (or conversion price) paid by the Investors purchasing such stock at such first closing of the Qualified Financing or (ii) the Conversion Price. For purposes of this Note the term “Qualified Financing” shall mean the sale of the Company’s capital stock, in one transaction or series of related transactions after the date hereof, for an aggregate sales price of at least Two Million Dollars ($2,000,000), paid in cash and/or by conversion of indebtedness of the Company, excluding conversion of the Notes. Any such conversion with regard to this Note shall be implemented only if all of the Notes are simultaneously being converted.

(b)               Change of Control. In the event of a “Change in Control” (as defined below) of the Company prior to the repayment or conversion of this Note (as provided herein), all outstanding principal and unpaid accrued Interest due on this Note shall convert into that number of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) as is determined by dividing such outstanding Principal Amount and accrued Interest by $0.125 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations) (the “Conversion Price”), or such other securities on terms and conditions agreed upon by the Company and Requisite Purchasers (as defined below). For purposes of this Note, a “Change in Control” shall be deemed to be occasioned by, and to include, (i) the acquisition of the Company by another entity by means of any transaction (including, without limitation, any stock acquisition, reorganization, merger or consolidation), or (ii) a sale of all or substantially all of the assets of the Company (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Company’s material assets). Notwithstanding the above, a preferred stock financing or reincorporation transaction for purposes of changing the Company’s state of incorporation shall not be deemed a Change in Control transaction. Any such conversion with regard to this Note shall be implemented only if all of the Notes are simultaneously being converted.

(c)                Maturity. On the Maturity Date of this Note, all outstanding principal and unpaid accrued Interest due on this Note shall convert into that number of shares of Common Stock as is determined by dividing such outstanding Principal Amount and Accrued Interest by $0.125 per share.

2.2              Optional Conversion. At any time on or prior to the Maturity Date, all or any portion of the outstanding Principal Amount of and all accrued Interest under this Note may be converted, at the option of the Purchaser, into that number of Shares as is determined by dividing such outstanding Principal Amount and accrued Interest by the Conversion Price. To convert this Note, the Purchaser shall deliver written notice substantially in the form attached to this Note (the “Conversion Notice”), to the Company at its address as set forth herein. The date upon which the conversion shall be effective (the “Conversion Date”) shall be deemed to be the date set forth in the Conversion Notice.

2.3              Fraction Shares. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which Purchaser would otherwise be entitled, the Company will pay to Purchaser in cash the amount of the unconverted Principal Amount and Interest balance of this Note that would otherwise be converted into such fractional share.

2.4              Effect of Conversion. Upon conversion of this Note pursuant to this Section 2, Purchaser shall surrender this Note, duly endorsed, at the principal offices of the Company. Upon conversion of this Note pursuant to Section 2.1, this Note will be deemed converted on the date that is immediately prior to the close of business on the date of the surrender of this Note, otherwise, the Note will be deemed converted on the Conversion Date. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to Purchaser, at Purchaser’s address as set forth on the signature page hereto or such other address requested by Purchaser, a certificate or certificates for the number of shares to which Purchaser is entitled upon such conversion (bearing such legends as are required by any agreement entered into in connection with the any such conversion or applicable state and federal securities laws), together with a replacement Note (if any Principal Amount is not converted) and any other securities and property to which Purchaser is entitled upon such conversion under the terms of this Note, including a check payable to Purchaser for any cash amounts payable as a result of any fractional shares as described herein.

3.                  Warrant. In consideration of and in conjunction with purchase of this Note, the Company shall simultaneously issue the Purchaser a warrant, substantially in the form attached hereto as Exhibit A (each, a “Warrant”), to purchase a number of shares of Common Stock (the “Warrant Shares”) equal to the Principal Amount (one Warrant Share for each One Dollar ($1.00) of Principal Amount). The Warrant shall be exercisable for a period of ten years from the Issuance Date and shall have an exercise price of $0.50 per share.

4.                  Representations And Warranties Of The Purchaser.

4.1              Purchase for Own Account. The Purchaser understands that the Note, the Shares, the Warrants and the Warrant Shares (collectively, the “Securities”), have not been registered under the Act on the basis that no distribution or public offering of the stock of the Company is to be effected. The Purchaser realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Purchaser has a present intention of acquiring the Securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Securities. The Purchaser represents that it is acquiring the Securities solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

4.2              Information and Sophistication. The Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.3              Ability to Bear Economic Risk. The Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

4.4              Rule 144. The Purchaser is aware that none of the Securities may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Purchaser is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

4.5              Accredited Investor Status. The Purchaser is an “Accredited Investor” as such term is defined in Rule 501 under the Act.

4.6              Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a)                There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)               The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws.

(c)                Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Purchaser to (i) any shareholder, partner, retired partner, member or former member of the Purchaser for no additional consideration, (ii) any affiliate, including affiliated funds, for no additional consideration or (iii) transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder.

5.                  Default; Remedies.

5.1              Each of the following shall constitute an event of default (each, an “Event of Default”) under this Note:

(a)                The Company shall fail to pay (i) when due any Principal Amount or Interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five days of the Company’s receipt of the Purchaser’s written notice to the Company of such failure to pay;

(b)               The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained this Note and (i) such failure shall continue for 15 days, or (ii) if such failure is not curable within such 15-day period, but is reasonably capable of cure within 30 days, either (A) such failure shall continue for 30 days or (B) the Company shall not have commenced a cure in a manner reasonably satisfactory to Purchaser within the initial 15-day period; or

(c)                The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d)               An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

(e)                The Company’s stockholders or board of directors affirmatively vote to liquidate, dissolve, or wind up the Company or the Company otherwise ceases to carry on its ongoing business operations.

5.2              Upon the occurrence and during the continuance of any Event of Default, all unpaid Principal Amount on this Note, accrued and unpaid Interest thereon and all other amounts owing hereunder shall, at the option of the Purchaser, and, upon the occurrence of any Event of Default pursuant to Sections 5.1 (c), (d) or (e) of this Note, automatically, be immediately due, payable and collectible by Purchaser pursuant to applicable law. Purchaser shall have all rights and may exercise all remedies available to it under law, successively or concurrently.

6.                  Ranking. The Notes shall rank junior to all indebtedness of the Company existing as of the Issuance Date.

7.                  Prepayment. The Company may not prepay this Note prior to the Maturity Date without the consent of the Purchaser.

8.                  Waiver; Payment Of Fees And Expenses. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Purchaser shall constitute a waiver, election or acquiescence by it.

9.                  Transaction Fees and Expenses. The Company and the Purchaser shall pay their own costs and expenses in connection with the preparation, execution and delivery of this Note and the other transaction documents.

10.              Cumulative Remedies. Purchaser’s rights and remedies under this Note shall be cumulative. Purchaser shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law or in equity. No exercise by Purchaser of one right or remedy shall be deemed an election, and no waiver by Purchaser of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

11.              Miscellaneous.

11.1          Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of Minnesota, as applied to contracts entered into by Minnesota residents within the State of Minnesota, and to be performed entirely within the State of Minnesota.

11.2          Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither party may assign this Note or delegate any of its rights or obligations hereunder without the written consent of the other party.

11.3          Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting the Note.

11.4          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Purchaser at the address, facsimile number, or e-mail address set forth on the signature page hereto, or if to the Company, to it at 7760 France Avenue South, 11th Floor, Minneapolis, MN 55435, Attn: William Cavanaugh, Facsimile: (888) 370-2819 (or to such other address, facsimile number, or e-mail address as the Purchaser or the Company as a party may designate by notice the other party) with a copy (which shall not constitute notice) to Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, NJ 08540, Attn: Emilio Ragosa, Esq., Facsimile: (609) 919-6701.

11.5          Amendment; Modification; Waiver. This Note (and the other Notes) may be amended, modified or waived with the written consent of the Company and the holders of a majority of the outstanding principal amount of the Notes (the “Requisite Purchasers”). Notwithstanding the foregoing, no amendment or waiver of any provision of any Notes (i) shall be affected unless all Notes are treated similarly and not disproportionately, and (ii) shall not be binding on the Company (unless consented to in writing by the Company) if such amendment or waiver would increase the financial obligations of the Company under this Note (regardless of whether such amendment or waiver applies identically to all other Notes).

11.6          Usury. In the event any Interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the Interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of the Principal Amount and applied against the Principal Amount of this Note.

11.7          Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Promissory Note as of the day and year first written above.

PURCHASER	VERTICAL HEALTH SOLUTIONS, INC.

Signature	Signature

Printed Name	Printed Name

Address line 1	Title

Address line 2

Address line 2

Phone Number

Email Address

NOTICE OF CONVERSION

(To be executed by the Purchaser in order to convert the Note)

The undersigned hereby irrevocably elects to convert as identified below the Convertible Promissory Note issued by Vertical Health Solutions, Inc. d/b/a OnPoint Medical Diagnostics (the “Company”) into shares of Common Stock of the Company according to the conditions of conversion stated therein, as of the Conversion Date written below:

Select One:

All of the Principal and Interest accrued through the date of the conversion

$ ___________________ of principal and accrued interest

Conversion Date: ____________________

PURCHASER

Signature
SHARES TO BE REGISTERED AND DELIVERED AS FOLLOWS:
Printed Name

Address Line 1

Address line 2

Address line 3
Phone number
Email address

EXHIBIT A

FORM OF WARRANT